Exhibit 99.3

Perimeter Solutions

Société anonyme

(public limited liability company)

28, Boulevard F.W. Raiffeisen, L-2411 Luxembourg

Grand Duchy of Luxembourg

R.C.S. Luxembourg: B 256.548

(the “Company”)

Voting form

Dear Shareholder,

You are receiving the present voting form ahead of the filing of the Form S-4 relating to the transaction described herein (the “Transaction”) since you have accepted these certain wall cross terms provided by the Company to you on      , 2024 in order to ensure the confidentiality of the Transaction.

You will receive in the coming months a convening notice to attend an extraordinary general meeting of the shareholders of the Company to be held before Me Pierre METLZER, duly appointed notary in the city of Luxembourg, Grand Duchy of Luxembourg, or any Luxembourg notary in replacement on 20 November 2024 at 2 p.m. at 12E, rue Guillaume Kroll, L-1882 Luxembourg, Grand Duchy of Luxembourg with the following agenda (the “Meeting”):

Agenda

1

Transfer of the registered office and the seat of the central administration of the Company from the Grand Duchy of Luxembourg to the State of Delaware and continuance of the Company as a corporation under the laws of the State of Delaware

2	Approval of the new organizational documents of the Company

3

Delegation of powers to (i) Maples and Calder (Luxembourg) SARL and/or (ii) Latham & Watkins LLP and/or (iii) any director of the Company to perform any formalities that may be required under any applicable law to complete the change of applicable law of the Company

4	Miscellaneous

The present voting form does not constitute a convening notice for the Meeting and should not, in any case, be regarded as such.

Should you not be able to attend the Meeting, you can either complete, sign and return:

(a)	the present voting form; or

(b)	the proxy that will be provided to you alongside the convening notice.

Please follow the signing instructions included in the present voting form.

For the avoidance of doubt, if the Company is provided with a valid voting form and a signed proxy, the voting form will prevail. You can still attend the Meeting even if you have provided a proxy or a voting form but will not be able to cast another vote.

Should you choose to use the present voting form, it needs to be received at least three (3) day(s) prior to the Meeting date as confirmed by the convening notice. Your vote will then be counted during the Meeting along with the votes cast by the shareholders present or represented.

When duly filled in and received by the Company, this voting form will be valid for the Meeting as well as any further or subsequent meeting having the same agenda in the event that the first Meeting is not properly convened, is postponed, prorogued or if the quorum is not reached.

Signature page follows

[Remainder of the page left blank intentionally]

Perimeter Solutions SA

By:
Title:	Director

SIGNING INSTRUCTIONS

The present voting form can either be signed in wet ink original or via an electronic signature system (i.e. DocuSign or equivalent).

Please indicate your vote for each of the proposals using only one of the three boxes available per proposal. Once your form is duly filled in, please make sure to initial the second page containing the first and second proposal, and to indicate your name and sign on the last page and return it as per the below instructions.

Should the voting form be signed in wet ink original:

•	Please send a scan of the executed and completed voting form to noriko.yokozuka@perimeter-solutions.com with a copy of the ID of the signatory.

•	Please send the original to Perimeter Solutions, 8000 Maryland Ave., Suite 350, Clayton, MO 63105, USA.

Should the voting form be signed via an electronic signature system (i.e. DocuSign or equivalent):

•	Please send a scan of the executed and completed voting form to noriko.yokozuka@perimeter-solutions.com with a copy of the ID of the signatory.

•	Please provide the authentication certificate along with your form.

•	You do not need to send any paper version.

PROPOSALS

Instructions: Please indicate your vote for each of the below proposals using only one of the three boxes available per proposal. Once your form is duly filled in, please make sure to initial the second page containing the first and second proposal, and to indicate your name and sign on the last page and return it as per the above instructions.

First proposal

It is proposed to transfer the registered office (siège statutaire) and the seat of central administration (administration centrale) of the Company from its current address in the Grand Duchy of Luxembourg to the Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, United States of America (the “Migration”).

As a result of the Migration, the Company will be deregistered in the Grand Duchy of Luxembourg and be registered as a corporation in the State of Delaware, United States of America. The company will exist under Delaware law with effect as from on the time and date as may be stated in the certificate of incorporation issued by the Delaware Secretary of State. The Company will retain the same legal personality and the continuance into the State of Delaware, United States of America will be achieved without liquidation or dissolution, and without creating a new legal entity and the Company will continue as a going concern in the State of Delaware, United States of America.

It is noted that the Migration shall not cause the mandates of the current directors of the Company to terminate and that they shall remain in office until the term of their mandate.

It was noted that no transfer of the assets or liabilities of the Company occurred so that all current property and rights of the Company will remain the property and rights of the Company following the transfer of the registered office (siège statutaire) and the seat of central administration (administration centrale) of the Company in the State of Delaware, United States of America.

It is further proposed to change the name of the Company from its current name, Perimeter Solutions to Perimeter Solutions, Inc.

FOR	AGAINST	ABSTAIN

Second proposal

It is proposed to approve, effective upon the Migration, that the Company’s articles of association be restated in their entirety in accordance with the draft charters attached hereto as Schedule 1. Said charters have been prepared in accordance with the laws of the State of Delaware, United States of America.

FOR	AGAINST	ABSTAIN

Initials:

Third proposal

It is proposed to grant any employee of (i) Maples and Calder (Luxembourg) SARL, Société d’avocats inscrite au barreau de Luxembourg, having its registered office at 12E rue Guillaume Kroll, L-1882 Luxembourg, Grand Duchy of Luxembourg and registered with the Registre de Commerce et des Sociétés, Luxembourg (Luxembourg Trade and Companies Register) under number B 227.216, with respect to Luxembourg formalities, and/or (ii) Latham & Watkins LLP, with respect to the US formalities, with the broadest powers to perform any formalities and actions, including without limitation the execution of any deeds, form, certificates, agreements or other documents that might be required to register the Migration and continuance of the Company as a Delaware corporation under the laws of the State of Delaware, United States of America and in so doing the transfer of (i) the registered office and (ii) seat of the central administration of the Company and the consequence change of the nationality of the Company or which might be necessary or useful in connection with the completion and validity of the Migration under any applicable law.

This proposal is including for information purposes only. Holders of preferred shares of the Company, being non-voting shares (in the meaning of article 430-9 of the Luxembourg law of 10 August 1915 on commercial companies as amended), are not entitled to vote with respect to this proposal.

This form has been completed on ____________________ 2024,

by ______________________________________________________________________________

(please indicate your full name, i.e. first and last name or full company name and representative’s full name and title, as applicable).

Signature:

Please provide a copy of the ID of the signatory of the present voting form when returning it.

Schedule 1

Proposed charters of the Company